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EXHIBIT  99.1

FOR IMMEDIATE RELEASE                                     CONTACT: DEV GANESAN
                                                       CHIEF FINANCIAL OFFICER
                                                                (703) 934-8130


           ADVANCED COMMUNICATION SYSTEMS TO ACQUIRE RF MICROSYSTEMS


Fairfax, Virginia, August 26,1997 - Advanced Communication Systems, Inc. (ACS) (Nasdaq: ACSC) announced that it has signed a definitive agreement to acquire RF Microsystems, Inc.(RFM), a wholly-owned subsidiary of REMEC, Inc. (Nasdaq:
REMC). Under the terms of the agreement, ACS will acquire all of RFM's stock for $5 million in cash. The acquisition is expected to be finalized within the next 30 days and the agreement is subject to satisfaction of customary conditions.

RFM provides technical and engineering services to the Department of Defense in the areas of communications, navigation, electronic warfare and digital signal systems. Headquartered in San Diego, RFM has operations in San Diego, Los Angeles, and the Washington, D.C. area. Its clients include the Naval Research and Development Center, the Air Force Space and the Missile Center, the Naval Air Weapons Center- Aircrafts Division, and the Naval Undersea Warfare Center.

"We are delighted that RFM will be joining forces with ACS," said George A. Robinson, Chairman of the Board, President and CEO of ACS. "The combination of ACS and RFM will permit us to better serve our customers and to assume a greater role in future defense communications business."

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Robinson said that ACS intends to operate RFM as a wholly-owned subsidiary and will retain its existing management team. Ara Sagerian will remain as president of RFM.

Ara Sagerian, President of RFM stated, " this is a merger of two organizations whose focus and aspirations for growth are completely compatible. The combining of our technical and management staffs will serve to accelerate our efforts towards meeting our common goals and create a formidable organization in this competitive environment."

Advanced Communication Systems provides communication and information technology services and solutions, predominantly to U.S. government agencies and to a lesser extent commercial and international customers. The Company is headquartered in Fairfax, Virginia and has seven locations in United States and one in United Kingdom.

Except for statements of historical facts, this news release contains forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including dependence on continued funding of U.S. Government programs, government contract procurement and termination risks, management of growth, and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.


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